UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

American First Financial, Inc.

(Name of Small Business Issuer in its charter)

Florida	59-3707569
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

639 Cleveland Street Suite 340, Clearwater FL	33755
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number:       727-447-1459

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Securities to be registered under Section 12(g) of the Act:

common stock, par value $.05 per share
(Title of class)

Convertible Preferred Stock: $.05 par
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Item 1. Business.

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001.  AFF is a mortgage banking firm that specializes in wholesale lending for mortgage brokers.  Their operations are primarily the sourcing of loans from mortgage broker contacts and the package resale of those loans to major banking institutions.  The mortgage operations acquire, originate and sell and adjustable rate mortgages (ARM’s) and fixed rate mortgages (FRM’s) from correspondents, mortgage brokers and retail customers.  The business assumes no credit risk, originating mortgages only where it has a firm commitment from a major banking institution to purchase the mortgage and it has already been underwritten.  In some circumstances AFF  will fund it from an agreement with Global Lending Group, Inc. who is a shareholder of AFF.

AFF has developed a national network of loan originators comprised of mortgage brokers and lenders to originate loans for its non-conforming loan products.  A non-conforming loan is a loan that fails to meet bank criteria for funding.  Reasons include the loan amount is higher than the conforming loan limits of Fannie Mae or Freddie Mac (for mortgage loans), lack of sufficient credit, the unorthodox nature of the use of funds, or the collateral backing it.

AFF will purchase or originate mortgages either on a pre-approved “flow” basis, one at a time, or closed funded loans in “bulk” quantities.

We can purchase or originate non-conforming loans on primary, secondary and investment properties.  In addition, we will purchase or originate non-conforming loans to borrowers who would be considered poor credit risks, with a recent bankruptcy or loan default experience.

No mortgage broker accounted for more than 10% of loans purchased/originated in our fiscal year ended March 31, 2008 or in our nine months ended December 31, 2008.

Sources of Funds

AFF is able to offer a broad range of products to such a diversified group of credit-quality borrowers because we are in constant touch with the needs and requirements of a unique group of non-conforming investors including Eastern Savings Bank.  AFF is focused on developing substantive relationships with correspondents and the community of whole loan buyers in the secondary market.

No lending source accounted for more than 10% of loans purchased/originated in our fiscal year ended March 31, 2008 or in our nine months ended December 31, 2008.

Competition

Our competitors include a number of large financial institutions. These financial institutions generally have significantly greater resources and access to capital than we do, resulting in a lower cost of funds and a greater ability to purchase non-conforming loans.  We compete by targeting our marketing to customers are either to small to have access to these institutions or are not aware of their existence.

Employees

As of December 31, 2008, AFF had a staff of three people, including two in sales, marketing and administration, one in processing, submissions and closings.

Regulation

Our business is subject to extensive regulation by federal, state and local governmental authorities, including the Federal Trade Commission and the state agencies that license our servicing and collection entities. We also must comply with a number of federal, state and local consumer protection laws, including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the Truth in Lending Act, the Fair Credit Reporting Act and the Homeowners Protection Act. These statutes apply to debt collection, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and they mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated or amended.

We are subject to certain federal, state and local consumer protection provisions. We are also subject to licensing and regulation as a mortgage service provider in a number of states, including Florida. We are subject to audits and examinations that are conducted by the states. From time to time, we receive requests from state and other agencies for records, documents and information regarding our policies, procedures and practices regarding our loan servicing and debt collection business activities. We incur significant ongoing costs to comply with governmental regulations.

Available Information

As a result of filing this Form 10, we will be required to file an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K. The public may read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address of that site is www.sec.gov.

Item 2. Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations, consolidated financial condition and capital resources and liquidity should be read in conjunction with our Financial Statements and the related notes, all included elsewhere in this Form 10.

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act; we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.

Summary

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001.  AFF is a mortgage banking firm that specializes in wholesale lending for mortgage brokers.  Their operations are primarily the sourcing of loans from mortgage broker contacts and the package resale of those loans to major banking institutions.  The mortgage operations acquire, originate and sell and adjustable rate mortgages (ARM’s) and fixed rate mortgages (FRM’s) from correspondents, mortgage brokers and retail customers.  The business assumes no credit risk, originating mortgages only where it has a firm commitment from a major banking institution to purchase the mortgage and it has already been underwritten.  In some circumstances AFF will fund a loan from closing until the sale date through from an agreement with Global Lending Group, Inc. who is an AFF shareholder.

Results of Operations

The nine month periods ended December 31, 2008 and 2007

The following summary data is presented for the nine month periods ended December 31, 2008 and 2007 (unaudited):

For the Nine Months Ended December 31,	2008	2007	%
Revenues: Origination Fees and Points	$115,755	$180,783	-22%
Commissions and other direct costs	60,808	111,617	-46%
Gross Margin	54,947	69,166	16%
Operating expenses:	199,412	57,850	41%
Net income (loss)	$(144,465)	$11,316	-115%

Revenues

For the nine months ended December 31, 2008 and 2007, revenues were $115,755 and $180,783, respectively.  Revenue decreased in the current quarter due to general economic conditions.  Gross margin decreased in the current three month period, based on the decrease in volume.  Gross margin, as a percentage of sales, increased primarily due to reductions in earned commissions.

Operating Expenses

Operating expenses were incurred in the amount of $199,412 for the nine months ended December 31, 2008, compared to $57,850 for the comparative nine months ended December 31, 2007.  The overall, year-to-date change was due to an increase in general and administrative expenses, particularly professional expenses and stock-based compensation.  Professional expense increases are related to the Company’s preparation for public trading.

Net Loss

The Company incurred a net operating loss for the nine months ended December 31, 2008 in the amount of $144,465 compared to net income of $11,316 for the nine months ended December 31, 2007.  The change in the current year over year earnings is directly related to the additional general and administrative costs incurred.

The fiscal years ended March 31, 2008 and 2007

The following summary data is presented for the year ended March 31, 2008 and 2007 (audited):

	2008	2007	% change

For the years ended March 31,
Revenues: Origination Fees and Points	$271,908	$153,420	77%
Commissions and other direct costs	116,883	54,806	113%
Gross Margin	155,025	98,614	57%
Operating expenses	179,196	90,671	98%
Net income (loss)	$(24,171)	$7,943	-404%

Revenues

For the years ended December 31, 2008 and 2007, revenues were $271,908 and $153,420 respectively.  Revenue increased by 77% year over year due to greater number of mortgage closings.  Gross margin increased, however the margin as a percentage of sales decreased, due to a more competitive market and negative effects of the market in the 4th quarter of the year.

Operating Expenses

The Company incurred operating expenses in the amount of $179,196 and $90,671 for the years ended December 31, 2008 and 2007, respectively.  The overall, year-to-date change was due to an increase in selling and general corporate expenses, including administrative salaries and related costs as necessary to support the increase in sales volume.

Net (Loss) Income

The Company incurred a net operating loss for the year ended March 31, 2008 in the amount of $24,171 compared to net income of $7,943 for the year ended March 31, 2007.  The change in the current year over year earnings resulted from the decrease in profitability in the gross margin from sales and the additional increases in the selling, general and administrative costs.

Liquidity and Capital Resources

We are currently financing our operations primarily through operating activities.  These activities have not always been adequate for the cash requirements of the business, to generate additional sales and the obligations to its creditors.   From time to time it is necessary for the company to increase cash through the sale of stock through private investors or through temporary loans from and by the majority shareholder.   We believe we can currently satisfy our cash requirements for the next twelve months with our current cash and expected revenues from operations.  We cannot assure investors that adequate revenues will be generated.  Even without sufficient revenues, due to the current economic conditions, in the next twelve months, we anticipate that proceeds received from our securities sales and the attainment of proceeds from temporary debt financing will enable AFF to continue with operations.

As reflected in the unaudited financial statements, as of December 31, 2008, we have an accumulated deficit of $815,077, negative working capital of $124,133 and for the nine months ended December 31, 2008 we incurred negative cash used in operations in the amount of $120,369.  These issues raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to maintain profitability and or attain funding through additional share sale or debt financing.  The unaudited financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2008 the Company had approximately $908 in cash to meet current obligations.  The Company may rely upon the issuance of common stock and additional capital contributions from shareholders to fund any operating shortfall.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements.

Significant Accounting Policies and Recent Accounting Developments

For additional information regarding significant accounting policies and other recent accounting pronouncements, see Note 1 to our Interim Financial Statements and Note 1 to our Audited Financial Statements.

Item 3. Properties.

We rent the following property:

•	Address: 639 Cleveland Street Suite 340 Clearwater, FL 33755
•	Size: 600 square feet
•	Landlord: Tone 40 Buildings
•	Term: Month to Month
•	Monthly Rent: $450.00

o	This property is adequate for our current needs.

We own one property:

•	Location: 19 Soft Wind Bluff, Lugoff, SC 29078
•	Size: 1,567 square feet
•	Mortgage: None
•	Type: Rental property. Owned as an Investment.

We do not intend to renovate, improve, or develop properties.  Our policy with respect to investments in real estate mortgages is set forth in “Business,” above.  Specifically, business assumes no credit risk, originating mortgages only where it has a firm commitment from a major banking institution to purchase the mortgage and it has already been underwritten.  In some circumstances AFF will fund a loan from closing until the sale date from an agreement with Global Lending Group, who is a shareholder. Further, we do not intend to invest in securities of or interests in persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 639 Cleveland Street Suite 340, Clearwater FL  33755.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
J. R. STIRLING [1]	17,500,000	64.9%
WILLIAM BLACKSHEAR	2,000,000	10.0%
TONI BEHR	425,000	2.1%
JOHN AND PATRICIA GACA	1,000,000	5.0%

All officers and directors as a group [3 persons] [1]	20,925,000	73.8%

[1]  Includes options to acquire 2,000,000 shares of common stock at $.02 currently exercisable and an option to acquire 5,000,000 shares of common stock at fair market value and on terms as determined by the Board of Directors.  Options were issued for prior services and fully vested upon issuance.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 19,982,205 shares of common stock issued and outstanding, as of December 31, 2008.

Item 5. Directors and Executive Officers.

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officer is as follows:

Name	Age	Position
John R. Stirling	68	President, Secretary and Director
Toni Behr	60	Director
William M. Blackshear, Jr. M.D	63	Director

John R. Stirling has been President, Secretary and Director since March 2001.

Toni Behr has been a director since 2006.  From January 2008 to date, she has been Secretary/Treasurer of New Image Clinique, Inc., a medical practice. Prior to that she was a Private Investor.  She received a degree in Liberal Arts from Miami Dade Jr. College,  in 1993 and a BS  in Elementary Education Florida State University in 1973.

William M. Blackshear, Jr. M.D been a director since 2002.  From November 1992 to date, he has been president of William M. Blackshear, Jr. M.D., P.A, a medical practice.  He received  a BS in Chemistry from Duke University in 1966 and a Doctor of Medicine from Tulane University in 1970.

Family Relationships

There are no family relationships among our officers and directors.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 6. Executive Compensation.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer.

Name	Title	Year	Commission	Bonus	Stock awards	Option * awards	Non equity Incentive plan compen-sation	Non qualified deferred compensation	All other Compensation	Total
Mr. J. R. Stirling	President	2008	$17,550	0	25,000	41,000	0	0	0	$83,550
		2007	$35,305	0	25,000	16,000	0	0	0	$76,305

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of March 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END MARCH 31, 2008
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Mr. J. R. Stirling	2,000,000	0	0	$.02	None	0	($) 0	0	($) 0

Narrative disclosure to summary compensation and option tables

We have an employment agreement with Mr. Stirling, the principal provisions of which are as follows:

•	Term: Commenced May 1, 2004 for 120 months, renewable for additional 5 years at Employee’s option
•
Compensation:  Commissions at the discretion of the Company.  In addition, Mr. Stirling, is entitled to a bonus of 500,000 shares of Common Stock each March 31.  In March 31, 2008, the President forgave the distribution of this stock compensation provision, which resulted in recognition of compensation expense and an off-setting capital contribution for the amount of $25,000.

•	Termination: At Company’s option upon 30 days notice upon occurrence of certain conditions.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Year ended March 31, 2008	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
J. R. Stirling,	0	0	0	0	0	0	0	0
William M. Blackshear, Jr. M.D	0	0	0	0	0	0	0	0
Toni Behr	0	0	0	0	0	0	0	0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The Company has a Demand Promissory Note in the amount of $69,030 with Toni Behr, a member of the Board of Directors.  The note pays interest at the rate of twelve percent and is callable at any time.

The Company has loans to Mr. Stirling, President in the amount of $238,106 and $123,109 at March 31, 2008 and 2007, respectively.  There are no stated interest or repayment terms.

The Company collects interest and principal on a mortgage note that was purchased by Toni Behr, a member of its Board of Directors. This mortgage was purchased as an investment by Mrs. Behr in 2007.  The Company services this loan for her as a favor and takes no fees or compensation of any kind to do so. The company also has no expenses associated with this servicing.

Through an agreement dated March 2, 2002, in exchange for 500,000 shares that were given to Justin Moulton, principal of Global Lending Group, Inc.  We utilize the licenses of Global Funding Group for loan origination and funding.  At funding, the loans become the property of Global Funding Group. The agreement is perpetual and may only be cancelled by AFF.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

Corporate Governance and Director Independence.

The Company has not:

•
established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor

•	established any committees of the board of directors.

Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time.

 As of the date hereof, the entire board serves as the Company’s audit committee.

Item 8. Legal Proceedings.

There are no pending or threatened lawsuits against us.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock trades on the Pink Sheets under the trading symbol “AFRS.” The figures set forth below reflect the quarterly high and low bid information for shares of our common stock during the last two years, as reported by the Pink Sheets. These quotations reflect inter-dealer prices without retail markup, markdown, or commission, and may not represent actual transactions. Our stock commenced trading in April 2007.

Quarter Ended	High	Low
December 31, 2008	.05	.045
September 30, 2008	.05	.045
June 30, 2008	.05	.045
March 31, 2008	.05	.045
December 31, 2007	.05	.04
September 30, 2007	.05	.04
June 30, 2007	.05	.04
March 31, 2007	.05	.01

Penny Stock Considerations

Our shares are "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

We intend to secure a qualification for our securities to be quoted on the OTC Bulletin Board once this registration statement is effective and the SEC staff has indicated they have no further comments.  To have our shares of Common Stock qualified for quotation on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our Common Stock under Rule 144

There are 7,057,205 shares of our common stock held by non-affiliates, both employees and non-employees, and 12,925,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  These restrictions do not apply to non-affiliates after a holding period of one year but continue to apply for affiliates regardless of their holding period.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.  All 7,057,205 shares held by non-affiliates have been held for at least 6 months.

Holders

As of the date of this registration statement, we had approximately 327 shareholders of record of our Common Stock.

Dividends and Distributions

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form 10.  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

Item 10. Recent Sales of Unregistered Securities.

In 2007 and 2008, we sold an aggregate of 10,175,000 shares to our 3 officers and directors and 7 other individuals at prices ranging from $.01 to $.05 per share for total aggregate consideration of $211,750.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $0.05 par value per share. As of the date of this registration statement, there were 19,982,205 shares of common stock issued and outstanding held by 327 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 5,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $.05 per share.  As of the date of this Registration Statement, there are no Preferred Shares outstanding, with all shares of Preferred Stock previously issued having been cancelled.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine.  The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control.  There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

Item 12. Indemnification of Directors and Officers.

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 13. Financial Statements and Supplementary Data.

American First Financial, Inc.
As of December 31, 2008 (unaudited) and March 31, 2008 (audited) and for the three and nine months ended December 31, 2008 and 2007

Contents:

Financial Statements:
Balance Sheet	18
Statements of Operations	19
Statements of Changes in Stockholders’ Equity	20
Statements of Cash Flows	21
Notes to Financial Statements	22-29

American First Financial, Inc.
Balance Sheet

	December 31,	March 31,
	2008	2007
	(unaudited)	(audited)
Assets
Current assets
Cash	$908	$10,192

Total current assets	908	10,192

Property & equipment, net of accumulated depreciation of $6,086 and $4,835, respectively	5,587	6,838

Loans to shareholders	238,106	147,441
Investment in property	60,000	60,000

Total Assets	$304,601	$224,471

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$6,011	$24,166
Notes payable, current	50,000	50,000
Demand notes payable	69,030	69,030
Total current liabilities	125,041	143,196

Notes payable	-	-

Total liabilities	125,041	# 143,196

Stockholders' Equity
Redeemable Convertible Preferred Stock: $5 par 5,000,000 shares authorized (Series A & B) 0 and 2,000 Series B shares issued and outstanding, respectively	-	100
Common Stock, $.05 par value, 50,000,000 shares authorized; 19,982,205 and 10,007,205 shares issued and outstanding, respectively	999,110	500,360
Additional paid-in capital	406,142	662,042
Accumulated other comprehensive income	(410,615)	(410,615)
Accumulated Deficit	(815,077)	(670,612)
Total stockholders' equity	179,560	81,275

Total Liabilities and Stockholders' Equity	$304,601	$224,471

The accompanying notes are an integral part of these financial statements

American First Financial, Inc.
Statement of Operations
(unaudited)

	For the Three Months Ended December 31,			For the Nine Months Ended December 31,
	2008		2007	2008	2007

Revenues: Origination Fees and Points	$4,630		$122,207	$115,755	$180,783

Commissions and other direct costs	10,034		79,187	60,808	111,617

Gross Margin	(5,404	) #	43,020	54,947	69,166

Operating expenses:
Selling	3,971		10,000	28,048	16,723
General and administrative	80,845		14,276	103,554	29,965
Professional expenses	1,020		1,850	19,110	2,580
Stock Based Compensation	41,000		-	41,000	-
Depreciation	417		584	1,251	1,752
Interest expenses	200		5,449	6,449	6,830
Total operating expenses	127,453		32,159	199,412	57,850

Net income (loss)	$(132,857)		$10,861	$(144,465)	$11,316

Earnings (loss) per share, primary and dilutive	$(0.01)		$0.00	$(0.01)	$0.00

Weighted average shares outstanding primary and dilutive	19,982,205		9,607,958	17,495,287	6,934,054

The accompanying notes are an integral part of these financial statements

American First Financial, Inc.
Statement of Stockholders' Equity

						Accumulated
					Additional	other		Stock
	Preferred		Common		Paid in	comprehensive	Accumulated	Holders'
	shares	$.05 par	shares	$.05 par	Capital	income	Deficit	Equity

Balance March 31, 2006	8,000	$400	8,757,205	$437,860	$628,242	$(405,689)	$(654,384)	$6,429

Stock based compensation			500,000	25,000				25,000

Employee incentive stock options					16,000			16,000

Sale of Marketable Equity Securities						399,996		399,996

Other comprehensive income
Loss on exchange of Marketable Equity Securities						(404,922)		(404,922)

Net income (audited)			`				7,943	7,943

Balance March 31, 2007 (audited)	8,000	$400	9,257,205	$462,860	$644,242	$(410,615)	$(646,441)	$50,446

Conversion of Convertible Preferred Stock	(6,000)	(300)	600,000	30,000	(29,700)			-

Conversion of Debt			150,000	7,500	22,500			30,000

Stock based compensation			500,000	25,000				25,000

Forgivness of stock compensation			(500,000)	(25,000)	25,000			-

Net income (audited)			`				(24,171)	(24,171)

Balance March 31, 2008 (audited)	2,000	$100	10,007,205	$500,360	$662,042	$(410,615)	$(670,612)	$81,275

Cancellation of preferred stock	(2,000)	(100)			100			-

Employee incentive stock options					41,000			41,000

Direct sale of common stock			9,975,000	498,750	(297,000)			201,750

Net loss (unaudited)			`				(144,465)	(144,465)

Balance March 31, 2008	-	$-	19,982,205	$999,110	$406,142	$(410,615)	$(815,077)	$179,560

The accompanying notes are an integral part of these financial statements.

American First Financial, Inc.
Statement of Cash Flows
(unaudited)

	For the Nine Months Ended
	2008	2007

Cash Flows from Operating Activities:
Net (loss) income	$(144,465)	$11,316
Adjustment to reconcile Net Income to net cash provided by operations:
Depreciation	1,251	1,752
Stock-based compensation	41,000
Changes in assets and liabilities:
Accounts payable and accrued expenses	(18,155)	7,500
Net Cash (Used) Provided by Operating Activities	(120,369)	20,568

Cash Flows from Investing Activities:
Purchase of property and equipment	-	-
Net Cash (Used) by Operating Activities	-	-

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	101,750
Net (loans to) repayment of stockholder loans	9,335	5,988
Net Cash (Used) Provided by Operating Activities	111,085	5,988

Net decrease in Cash	(9,284)	26,556

Cash at beginning of period	10,192	23,860

Cash at end of period	$908	$50,416

Supplemental cash flow information:
Interest paid	$6,449	$6,830
Taxes paid	$1,187	$-

Non-cash transactions:
Preferred stock was converted to common stock of equal value in the amount of $30,000.
An amount due to a stockholder, in the amount of $30,000, was converted to an equivalent amount of common stock.
Remaining preferred stock was cancelled and retired without compensatory or a conversion payment, effectively contributed to equity.
Shares were issued to majority shareholder for promissory payment.

The accompanying notes are an integral part of these financial statements.

American First Financial, Inc.
Notes to the Financial Statements
As of December 31, 2008 (unaudited) and March 31, 2008 (audited)

Note 1	Organization, Business Operations and Summary of Significant Accounting Policies

Organization and Business Operations
American First Financial, Inc. (“AFFI”) is a Florida corporation formed in March, 2001. AFFI is a mortgage banking firm that specializes in wholesale lending for Mortgage Brokers.  Their operations are primarily the sourcing of loans from mortgage broker contacts and the package resale of those loans to major banking institutions.  The mortgage operations acquire, originate and sell and adjustable rate mortgages (ARMs) and fixed rate mortgages (FRMs) from correspondents, mortgage brokers and retail customers.  The business assumes no credit risk, originating mortgages only where it has a firm commitment from a major banking institution to purchase the mortgage and it has already been underwritten.  In some circumstances AFFI will fund a loan from closing until the sale date through a Line of Credit from a related party or will fund it from an agreement with Global Lending Group, a related party (See Related Party Note.) Summary of Significant Accounting Policies

Basis of Presentation
The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the three and nine month periods ended December 31, 2008 and 2007; (b) the financial position at December 31, 2008, and (c) cash flows for the nine month periods ended December 31, 2008 and 2007 have been made.

The unaudited financial statement and notes are presented as permitted by Form 10-Q. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principals generally accepted in the United States of America have been omitted. The accompanying unaudited financial statements should be read in conjunction with the financial statements for the years ended March 31, 2008 and 2007 and notes thereto. Operating results for the three and nine months ended December 31, 2008 and 2007 are not necessarily indicative of the results that may be expected for the entire year.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Information
The Company’s balance sheets include the following financial instruments: cash, loans from shareholders, accounts payable, accrued expenses and note payable to stockholder. The carrying amounts of current assets and current liabilities approximate their fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder  approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Cash and Cash Equivalents
The majority of cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Revenue Recognition
AFFI receives origination fees for the origination of loans and recognizes these when the earnings process has been completed and documented through filings with local governmental agencies, generally at closing.  Some loan fees are received in the form of a discount or premium on loans sold; these are recognized as origination income when received.

Mortgages, Loan Loss Reserves and Capitalization
AFFI does not hold mortgages for investment and thereby does not calculate loan loss reserves and is not subject to any minimum capital requirements by the State or any regulatory agency.  AFFI utilizes the licenses of Global Lending Group, a related party (See Note 8), for closing and funding any loans that need funding until their sale.  These loans are the property of Global Lending Group at closing and as such, are not reflected on the financial statements of AFFI.

Real Estate Owned
The Company records owned real estate at the lower of cost or market at the time of recording. Fair market value is determined as the most recent sale price or appraisal and cost being the principal balance of the loan outstanding.

Mortgage Servicing
AFFI collects principal and interest on a mortgage held by a related party.  No income or expenses are recognized on this transaction.

Property and equipment
Property and Equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at December 31, 2008 and March 31, 2008.

Investment in Property and Other Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  The Company did not recognize any impairment losses for any periods presented.

Stock Options
In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Advertising
The costs of advertising are expensed as incurred.  Advertising expenses were $259, $508, $1,347 and $3,119 for the three and nine month periods ended December 31, 2008 and 2007, respectively.  Advertising expenses are included in the Company’s selling operating expenses.

Income Taxes
The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings Per Share
The Company follows SFAS No. 128, “Earnings Per Share.” Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares. There are no share equivalents and, thus, anti-dilution issues are not applicable.

Recently Issued Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN 48 clearly scopes out income taxes from Financial Accounting Standards Board Statement No. 5, Accounting for Contingencies. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007. There was no material impact on the overall results of operations, cash flows, or financial position from the adoption of FIN 48.

In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141(revised 2007), Business Combinations, which replaces SFAS No. 141.  The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting.  It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred.  SFAS No. 141(R) is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS No. 157 did not have a material impact on the Company's financial condition or results of its operations.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS No. 159 did not have a material impact on the Company's financial condition or results of its operations.

In December 2007, the FASB issued SFAS No. 160; Noncontrolling Interest in Consolidated Financial Statements, and amendment of ARB 51, which changes the accounting and reporting for minority interest.  Minority interest will be recharacterized as noncontrolling interest and will be reported as component of equity separate from the parent's equity, and purchases or sales of equity interests that do not result in change in control will be accounted for as equity transactions.  In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the date of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings.  SFAS No. 160 is effective for the Company beginning January 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively.  The Company is not part of a consolidating group and currently is not affected by this pronouncement.

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities.  SFAS No. 161 requires additional disclosures related to the use of derivative instruments, the accounting for derivatives and the financial statement impact of derivatives.  SFAS No. 161 is effective for fiscal years beginning after November 15, 2008.  The adoption of SFAS No. 161 will not impact the Company's financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not currently expect the adoption of SFAS 162 to have a material effect on our results of operations and financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our results of operations and financial condition.

Note 2	Going Concern

The accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which assumes the realization of assets and satisfaction of liabilities in the normal course of business, for the Company to continue as a going concern.

As shown in the accompanying financial statements, AFFI incurred operating loss for the nine month period ended December 31, 2008.  Although the Company does not have a history of losses and maintains a positive net worth, there remains an accumulated deficit and a working capital deficit at December 31, 2008.   AFFI has limited financial resources with which to satisfy any future cash requirements and until such time as AFFI is able to raise additional capital or generate positive cash flow from operations, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. AFFI’s ability to achieve and maintain profitability and positive cash flow is dependent upon AFFI's ability to generate mortgages and thereby origination fees at a rate sufficient to meet obligations and costs. Management plans to fund its future operations by obtaining additional financing and continuing to grow the mortgage origination base. However, there is no assurance that AFFI will be able to grow the business or to obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to AFFI or its shareholders.  The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services.  There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3	Property and Equipment

Property and equipment consist of:

	December 31, 2008 (unaudited)	March 31, 2008 (audited)

Equipment	$11,673	$11,673
Less accumulated depreciation	6,086	4,835
	$5,587	$6,838

Depreciation of property and equipment was $417, $584, $1,251 and $1752 for the three and nine month periods ended December 31, 2008 and 2007, respectively.

Note 4	Real Estate Owned

The Company owns a single family residence located in Lugoff, SC that it acquired in 2005 when the borrower defaulted on a note AFFI had sold to an affiliate with recourse.  AFFI took back the note and the property when the borrower defaulted.  The property was recorded at the lower of cost or market at the time it was acquired. The asset is not depreciated as it is being marketed and currently held for investment purposes.

Note 5	Options

Option awards under the employee incentive stock option plan (“EISOP”) provide that the strike price shall not be less than the fair market value of the common stock on the date of grant and that no portion of any option award may be exercised beyond ten years from that date. Options granted under the EISOP during each of the years ended March 31, 2008 and 2007 were issued for past performance and therefore vest immediately at the date the options were granted.

A summary of the activity of the Company’s options for the years ended March 31, 2008 and 2007 is as follows:

			Weighted Average		Remaining
	Options	Options	Intrinsic	Exercise	Contractual
	Outstanding	Vested	Value	Price	Term
Options, March 31, 2007	-	-
Granted	2,300,000	2,300,000	$0.002	$.05	7.25 years
Exercised	-	-
Forfeited	-	-
Options, March 31, 2008	2,300,000	2,300,000
Granted	5,000,000	5,000,000	$.001	$.01	9.5 years
Exercised	300,000	300,000
Forfeited
Options, December 31, 2008	7,000,000	7,000,000

The following table summarizes information regarding options outstanding at December 31, 2008:

Weighted Average:
Dividend yield	0.0%
Risk-free interest rate	3.97%
Expected life in years	7.8
Expected price volatility	3.2%

All options were fully vested as of December 31, 2008 and 2007.   The Company recorded equity-based compensation expense on its options related to SFAS 123(R) of $41,000 for the nine months ended December 31, 2008 and $16,000 for the years ended March 31, 2007.  No additional expense has been recorded regarding these options.

Note 6	Income Taxes

The Company has not recognized any deferred tax assets in association with capital losses incurred from marketable equity securities transactions, due to tax limitations and uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the securities capital losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

Note 7	Equity

The company has two classifications of stock:

Preferred Stock includes 5,000,000 shares authorized at a par value of $0.05.   Preferred Stock has been issued as Series A and Series B Preferred Stock.  Preferred Stock has liquidation and dividend rights over Common Stock, which is not in excess of its par value.  The Series B Preferred Stock was issued with conversion rights without a mandatory redemption feature.  Each share of Series B Preferred Stock is convertible into 100 shares of common.   There was no beneficial conversion features to the Series B Preferred Stock and therefore, no valuation adjustment was considered to be required.  Each share of Preferred Stock is entitled to 100 common share equivalent votes.  During 2008 the remaining 2,000 outstanding Preferred Shares, held by the majority common stock shareholder, were retired and treated as additional contribution to capital.

Common Stock includes 50,000,000 shares authorized at a par value of $0.05.  The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors.  Each share of Common Stock is entitled to one vote.

Note 8	Earnings per Share

Due to the net operating loss, all options and conversions are considered anti-dilutive and therefore only basic calculation is provided.  Basic weighted average per share excludes items that would have been included in the fully-diluted weighted average shares.  Shares that would be included would be, if exercised, options held by Officers and Directors (7,000,000 common share equivalents).

Note 9	Related Party Transactions

The Company has a Demand Promissory Note in the amount of $69,030 with a member of the Board of Directors.  The note pays interest at the rate of twelve percent and is callable at any time.

The Company has Loans to Shareholder that represents loans to Mr. Stirling, President in the amount of $236,106 and $147,441 as of December 31, 2008 and March 31, 2008, respectively.

The Company collects interest and principal on a mortgage note that was purchased by a member of its Board of Directors.  The Company received no income from this servicing for the three and nine month periods ended December 31, 2008 and 2007.

Through an agreement, in exchange for shares that were given to Global Lending Group, AFFI utilizes the licenses of Global Funding Group for loan origination and funding.  At funding the loans become the property of Global Funding Group.

Each March 31 Mr. Stirling, President is contractually entitled to a Bonus of 500,000 shares of Common Stock.  The stock was recorded at the par value, which is equivalent to the last traded fair value and the current offered price of the Company’s common stock.   The Company recorded the compensation each year at the trading value, resulting in compensation, included in operating expenses, for the year end statements ended March 31, 2008 and 2007.  In March 31, 2008, the President forgave the distribution of this stock compensation provision.  These transactions occur at the year end and no compensation expense is recognized in the three and nine month periods ended December 31, 2008 and 2007..

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

Note 10	Commitments and Contingencies

The Company has limited needs for office space and subleases office space on a month to month arrangement.  Additionally, the Company may from time to time require furniture, computers, copy machine, etc.  The Company has not entered into any lease arrangement plan.  AFFI has no known future commitments.  Rent expense was $300, $1,454, $1,100 and $3,700 for the three and nine month periods ended December 31, 2008 and 2007.

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material adverse effect on the Company’s financial position or results of operations.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15. Financial Statements and Exhibits.

The following financial statements of the registrant are filed as a part of this Registration Statement:

Exhibits

Item 3

1.	Articles of Incorporation
2.	Bylaws

Item 4

1.	Form of common stock Certificate (1)

Item 10

1.	Employment Agreement - Mr. Sterling
2.	Agreement with Global Lending Group
3.	Note – Mrs. Behr

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American First Financial, Inc.

Date:  February 6, 2009

By:	/s/ J. R. Stirling
J. R. Stirling, President